Exhibit 10.4

AMENDED AND RESTATED

NONSTATUTORY STOCK OPTION AGREEMENT

(New Hire 2012 Version)

This AMENDED AND RESTATED NONSTATUTORY STOCK OPTION AGREEMENT (this “Restated Agreement”), dated as of                     , 2013 , is made by and between DJO Global, Inc. a Delaware corporation (the “Company”), and                              (the “Optionee”).

WHEREAS, the Company and Optionee have previously entered into that certain Nonstatutory Stock Option Agreement (the “Agreement”) dated                 , 2012 (the “Effective Date”) under which the Company granted Optionee an option to purchase shares of Common Stock on terms and conditions set forth therein;

WHEREAS, the Company and the Optionee desire to amend and restate such Agreement in its entirety herein to reflect certain changes in the vesting terms of the Agreement.

NOW THEREFORE, the parties to this Restated Agreement, hereby agree as follows:

1.        Certain Definitions. Capitalized terms used, but not otherwise defined, in this Restated Agreement will have the meanings given to such terms in the Company’s 2007 Incentive Stock Plan (the “Plan”). As used in this Restated Agreement:

  (a)        “Board” means the Board of Directors of the Company.

  (b)        “Blackstone” means each of Blackstone Capital Partners V L.P. a Cayman Islands limited partnership, Blackstone Family Investment Partnership V L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership V-A L.P., a Cayman Islands limited partnership, Blackstone Participation Partnership V L.P., a Cayman Islands limited partnership and each of their respective Affiliates.

  (c)        “Change in Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than a sale or disposition where Blackstone retains all or substantially all of the assets of the Company, or (ii) any person or group, other than Blackstone, is or becomes the ‘beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission); or (iii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company.

  (d)        “Code” means the Internal Revenue Code of 1986, as amended.

  (e)        “Company” has the meaning specified in the introductory paragraph of this Restated Agreement or its successors; provided, that to the extent that any class of equity securities of a member of the Company’s controlled group becomes publicly traded on an established securities market, the term “Company” shall be deemed to refer to such publicly traded entity.

  (f)        “Compensation Committee” means the Compensation Committee of the Board.

  (g)        “Credit Agreement” means that certain Credit Agreement dated November 20, 2007, by and between DJO Finance LLC (f/k/a ReAble Therapeutics Finance LLC), DJO Holdings LLC (f/k/a ReAble Therapeutics Holdings LLC), Credit Suisse and certain other lenders, as amended and restated by that certain Amendment and Restatement Agreement dated March 20, 2012, and as it may be further amended or restated or any successor or replacement agreement.

  (h)        “Disability” shall mean the Optionee is disabled as determined under Section 409A(a)(2)(C) of the Code.

  (i)        “EBITDA” shall mean, for any applicable period, “Consolidated EBITDA” as defined in the Credit Agreement for such period, excluding forward cost savings as determined by the Board.

  (j)        “Fair Market Value” has the meaning specified in the Plan, except as expressly set forth herein.

  (k)        “Good Reason” shall mean a material reduction in the Optionee’s compensation below the amount of compensation in effect on the Effective Date which is not cured within thirty (30) days following the Company’s or its subsidiary’s, as applicable, receipt of written notice from such Optionee describing the event constituting Good Reason.

  (l)        “MOIC” shall mean the multiple of Blackstone’s aggregate invested equity capital in the Company since its initial investment in the Company through the date of determination as determined by the Board based on an analysis provided by the Company’s management. It being understood that the invested capital on the date hereof equals $792 million.

  (m)        “Option” has the meaning specified in Section 2 of this Restated Agreement.

  (n)        “Option Price” has the meaning specified in Section 2 of this Restated Agreement.

  (o)        “Option Shares” has the meaning specified in Section 2 of this Restated Agreement.

  (p)        “Stockholders Agreement” shall mean that certain stockholders agreement applicable to the Optionee, as amended from time to time.

  (q)        “Termination for Cause” shall mean the termination by the Company of Optionee’s employment with the Company as a result of (i) the Optionee’s willful and continued failure to substantially perform Optionee’s duties (other than any such failure resulting from the Optionee’s Disability or any such failure subsequent to the Optionee being delivered notice of the Company’s intent to terminate the Optionee’s employment without Cause), (ii) conviction of, or a plea of nolo contendere to, (A) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (B) a crime involving moral turpitude that could be injurious to the Company or its reputation, (iii) the Optionee’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, or (iv) any act of fraud by the Optionee in the performance of the Optionee’s duties.

2.        Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Restated Agreement and in the Plan, the Company has granted to Optionee an option (the “Option”) to purchase [        ] shares of the Company’s common stock (the “Option Shares”) at a price (the “Option Price”) of $[        ] per share, which is the Fair Market Value per share on the Effective Date. The Option may be exercised from time to time in accordance with the terms of this Restated Agreement. Subject to adjustment as hereinafter provided, [        ] of the Option Shares constitute the “Time-Based Tranche” and [        ] of the Option Shares constitute the “Performance-Based Tranche”.

3.        Term of Option. The term of the Option shall commence on the Effective Date and, unless earlier terminated in accordance with Section 7 hereof, shall expire ten (10) years from the Effective Date.

4.        Right to Exercise.

  (a)        The Option Shares in the Time-Based Tranche shall become vested and exercisable in increments of 20% each on the first through fifth anniversary dates of the Effective Date, provided the Optionee remains in the continuous employ of the Company, any Subsidiary or Affiliate as of the applicable anniversary date. Notwithstanding the foregoing, the Option Shares in the Time-Based Tranche shall become immediately exercisable upon the occurrence of a Change in Control if Optionee remains in the continuous employ of the Company or any Subsidiary until the date of the consummation of such Change in Control.

  (b)        Unless terminated as hereinafter provided, the Option Shares in the Performance-Based Tranche shall vest and become exercisable in four annual installments, each covering 25% of such Option Shares, following the end of the 2012 fiscal year and each of the three succeeding fiscal years if the audited consolidated financial results for the Company for such fiscal year demonstrate that the EBITDA for such year equaled or exceeded the annual EBITDA amount set forth in the Company’s budget for such year as approved by the Board. For each such fiscal year, the annual EBITDA set forth in the budget shall be subject to adjustment during such fiscal year to reflect acquisitions or dispositions of businesses if the Board in its discretion deems such adjustment necessary.

Notwithstanding the foregoing, (i) Option Shares in the Performance-Based Tranche that did not vest in 2012 because the actual EBITDA in such year did not equal or exceed the EBITDA in the budget for such year shall vest and become exercisable following the 2013 fiscal year if the actual EBITDA for such year equals or exceeds $         million; (ii) Option Shares in the Performance-Based Tranche that do not vest and become exercisable in any of the four fiscal years described in the preceding paragraph because the actual EBITDA in such year did not equal or exceed the EBITDA in the budget for such year shall nevertheless become exercisable and vest following the last such fiscal year if (x) the aggregate actual EBITDA achieved during such four fiscal years equals or exceeds the aggregate EBITDA in the budgets for such four fiscal years, and (y) the actual EBITDA achieved in the fourth such fiscal year equals or exceeds the EBITDA in the budget for such year; and (iii) in the event that, during the four fiscal years described in the preceding paragraph, Blackstone sells all or a portion of its interest in the Company and realizes a MOIC of 2.25x or greater, all Option Shares in the Performance-Based Tranche not already vested and exercisable hereunder shall thereupon become vested and exercisable.

  (c)        The Optionee shall be entitled to the privileges of ownership with respect to Option shares purchased and delivered to Optionee upon the exercise of all or part of this Option, subject to Section 8 hereof.

(d)      For each of the fiscal years described in paragraph (b) above, vesting of the applicable installment of Option Shares shall be deemed to occur, if the financial condition described in paragraph (a) is met, on the day on which the Company publicly releases the audited financial results for such fiscal year or, if no such public release is made, on the day on which the Company receives the opinion of its auditors on the financial statements for such fiscal year. The actual EBITDA referred to above achieved in any fiscal year shall be determined from the audited financial statements of the Company by the Chief Financial Officer of the Company, and any such determination that is reviewed and approved by the Board shall be final and binding on Optionee for all purposes under this Restated Agreement.

5.        Option Nontransferable. The Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution. This Option may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of the Optionee’s legal incapacity, by the Optionee’s guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision. Notwithstanding anything herein to the contrary, the Optionee may transfer or assign all or any part of the Option to “family members” (as defined in the General Instructions to Form S-8 of the Securities Act of 1933) or trusts, partnerships or similar entities for the benefit of such family members, for estate planning purposes or in connection with the disposition of Optionee’s estate.

6.        Notice of Exercise; Payment.

  (a)        To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Option Shares being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company in one or a combination of the following methods as specified by the Optionee in the notice of exercise: (i) cash in the form of currency or check or by wire transfer as directed by the Company, (ii) provided that the shares of the Company’s common stock (“Shares”) are traded on an established securities market, through the surrender to the Company of Shares owned by the Optionee for at least six months as valued at their Fair Market Value on the date of exercise, (iii) through net exercise, using Shares to be acquired upon exercise of the Option, such Shares being valued at their Fair Market Value (which for such purpose shall have the meaning set forth in the Stockholders Agreement) on the date of exercise, or (iv) through such other form of consideration as is deemed acceptable by the Board.

  (b)        As soon as practicable upon the Company’s receipt of the Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.

  (c)        As a further condition precedent to the exercise of this Option in whole or in part, the Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of common stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

7.        Termination of Restated Agreement. The Restated Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

  (a)        After the Optionee’s termination due to the Optionee’s death or Disability, all vested Option Shares shall remain exercisable until the lesser of (i) one (1) year following the Optionee’s date of termination or (ii) the remaining term of the Option; provided, however, that it shall be a condition to the exercise of the Option in the event of the Optionee’s death that the Person exercising the Option shall (i) have agreed in a form satisfactory to the Company to be bound by the provisions of this Restated Agreement and the Stockholders Agreement and (ii) comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of common stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable. All unvested Option Shares shall remain outstanding for the twelve (12) month period following the date of such termination by reason of death or Disability. To the extent an event or financial result described in Section 4(a) or (b) occurs during such twelve (12) month period that would cause some or all of such unvested Option Shares to become vested (a “Post-Termination Vesting Event”), the appropriate number of Option Shares will vest as of such Post-Termination Vesting Event, and remain exercisable for twelve (12) months following such Post-Termination Vesting Event (but not beyond the remaining term of the Option); provided that the occurrence of a Post-Termination Vesting Event as described in the first paragraph of Section 4(b) during such twelve month period shall result in the vesting only of the installment of Option Shares subject to vesting in the calendar year during which (or after which but before the vesting date for such year) the Optionee’s death or Disability occurred. On the twelve (12) month anniversary of the date of termination of employment by reason of death or Disability, all remaining unvested Option Shares will be forfeited;

  (b)        After the Optionee’s termination by the Company without Cause or by the Optionee for Good Reason, all vested Option Shares shall remain exercisable until the lesser of (i) ninety (90) calendar days following the Optionee’s date of termination or (ii) the remaining term of the Option. All unvested Option Shares in the Performance-Based Tranche shall remain outstanding for the twelve (12) month period following the date of such termination by the Company without Cause or by the Optionee for Good Reason. To the extent a Post-Termination Vesting Event occurs within such twelve (12) month period, the appropriate number of Option Shares in the Performance-Based Tranche will vest as of such Post-Termination Vesting Event, and remain exercisable for ninety (90) calendar days following such Post-Termination Vesting Event (but not beyond the remaining term of the Option); provided that the occurrence of a Post-Termination Vesting Event as described in the first paragraph of Section 4(b) during such twelve month period shall result in the vesting only of the installment of Option Shares subject to vesting in the calendar year during which (or after which but before the vesting date for such year) the Optionee’s termination by the Company without Cause or by the Optionee for Good Reason occurred. On the twelve (12) month anniversary of the date of termination of employment by reason of termination by the Company without Cause or by the Optionee with Good Reason, all remaining unvested Option Shares will be forfeited;

  (c)        The date of the Optionee’s Termination for Cause, upon which all vested and unvested Option Shares will be forfeited immediately and terminate;

  (d)        After the Optionee’s termination without Good Reason, all unvested Option Shares will be forfeited immediately and terminate and all vested Option Shares shall remain exercisable until the lesser of (i) ninety (90) calendar days following the Optionee’s date of termination or (ii) the remaining term of the Option; or

  (e)        Ten (10) years from the Effective Date.

Notwithstanding the foregoing, in all termination events other than a termination of the Optionee’s employment for Cause, if the last day to exercise vested Option Shares occurs after the date on which the Company’s common stock is publicly traded on a national stock exchange and during a lock-up period or securities law blackout period, the otherwise applicable post-termination Option exercise period shall continue, but not beyond the remaining term of the Option, until thirty (30) calendar days after the first day when the terminating Optionee is no longer precluded from selling stock acquired upon exercise of Options for either of such reasons. Notwithstanding anything to the contrary herein, nothing herein shall prohibit the Optionee from exercising his or her vested Options through net exercise, using Shares to be acquired upon exercise of the Option, during any lock-up or securities law blackout period to the extent not prohibited by law.

In the event that the Optionee’s employment is terminated in the circumstances described in Section 7(c) hereof, this Restated Agreement shall terminate at the time of such termination notwithstanding any other provision of this Restated Agreement and the Optionee’s Option will cease to be exercisable to the extent exercisable as of such termination and will not be or become exercisable after such termination. The Optionee shall be deemed to be an employee of the Company or any Subsidiary if on a leave of absence approved in writing by the Board or the Chief Executive Officer of the Company to the extent consistent with Section 409A of the Code.

8.        Stockholders Agreement. The Optionee agrees that any Option Shares that the Optionee receives pursuant to this Restated Agreement or under the Plan are subject to the terms and conditions set forth in the Stockholders Agreement.

9.        No Employment Contract. Nothing contained in this Restated Agreement shall (a) confer upon the Optionee any right to be employed by or remain employed by the Company or any Subsidiary, or (b) limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of the Optionee.

10.      Dividend Equivalents. Upon the payment of any ordinary or extraordinary cash dividend (or similar distributions) to holders of Company common stock, the Optionee will be credited with dividend equivalent rights with respect to the Options as follows. Dividend equivalents relating to vested Option Shares shall be paid to the Optionee in cash at the same time dividends are paid to holders of Company common stock. Dividend equivalents relating to unvested Option Shares will be credited to a notional account maintained on the books of the Company for the benefit of the Optionee, which account shall not accrue interest. The Optionee will become vested in such account at the same time as the Options to which the dividend equivalents relate vest and become exercisable, and such vested amounts shall be payable in cash upon the applicable vesting date, and in no event later than 2 1/2 months following the end of the calendar year in which the applicable vesting date occurs. Unvested amounts held in such account shall be forfeited by the Optionee upon the date of any termination of employment; provided, however, that if such termination results in the continuation of unvested Option Shares, as provided in Sections 7(a) and 7(b), above, forfeiture of dividend equivalents shall be delayed until the twelve (12) month anniversary of such termination, and to the extent that any Option Shares vest during such twelve (12) month period, such related dividend equivalents shall also vest and be paid to the Optionee in cash on the twelve (12) month anniversary of such termination or, if the Options are forfeited, such related dividend equivalents shall also be forfeited.

11.      Taxes and Withholding. The Company or any Subsidiary may withhold, or require the Optionee to remit to the Company or any Subsidiary, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Optionee’s FICA obligation) in connection with any payment made or benefit realized by the Optionee or other person under this Restated Agreement or otherwise, and if the amounts available to the Company or any Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Optionee or such other person make arrangements satisfactory to the Company or any Subsidiary for payment of the balance of such taxes required to be withheld. The Optionee may elect to have such withholding obligation satisfied by surrendering to the Company or any Subsidiary a portion of the Option Shares that are issued or transferred to the Optionee upon the exercise of an Option (but only to the extent of the minimum withholding required by law), and the Option Shares so surrendered by Optionee shall be credited against any such withholding obligation at the Fair Market Value (which for such purpose shall have the meaning set forth in the Stockholders Agreement) of such Shares on the date of such surrender.

12.      Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Restated Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

13.      Adjustments.

  (a)        The Board shall make or provide for such substitution or adjustments in the number of Option Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby and/or such other equitable substitution or adjustments as the Board may determine to prevent dilution or enlargement of the Optionee’s rights that otherwise would result from (i) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the case of a Change in Control, such substitutions and adjustments include, without limitation, canceling any and all Options Shares in the Time-Based Tranche in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of an Option Share over the Option Price per share subject to such Option in connection with such an adjustment event.

  (b)        To the extent that any equity securities of any member of the Company’s controlled group become publicly traded, at such time all Options shall be exchanged, in a manner consistent with Sections 409A and 424 of the Code, for options with the same intrinsic value in the publicly-traded entity, and all Shares shall be exchanged for shares of common stock with the same aggregate value of the publicly-traded entity.

14.      Relation to Other Benefits. Any economic or other benefit to Optionee under this Restated Agreement shall not be taken into account in determining any benefits to which

Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

15.      Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

16.      Severability. If one or more of the provisions of this Restated Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.      Relation to Plan. This Restated Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Restated Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

18.      Successors and Assigns. The provisions of this Restated Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

19.      Governing Law. The interpretation, performance, and enforcement of this Restated Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of New York.

20.      Prior Agreement. As of the Effective Date, this Restated Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof. Each party to this Restated Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Restated Agreement shall be valid or binding on either party.

21.      Notices. For all purposes of this Restated Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Optionee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

22.      Counterparts. This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Restated Agreement to be executed on its behalf by its duly authorized officer and the Optionee has executed this Restated Agreement, as of the day and year first above written.

DJO GLOBAL, INC.:

DONALD ROBERTS
Executive Vice President, General Counsel and Secretary

I hereby agree to be bound by the terms of the Plan, this Restated Agreement and the Stockholder’s Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

OPTIONEE: